FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934


Date of Report (Date of earliest event reported) August 3, 2001


              Tru Dynamics International, Inc.
              --------------------------------
   (Exact Name of registrant as specified in its charter)


          Nevada                     33-21239              810462569
(State or other jurisdiction  (Commission File Number)  (I.R.S. Employee
   of incorporation)                                   Identification No.)


       4150 North Drinkwater Boulevard., Fifth Floor, Scottsdale,
                          Arizona 85251
       ----------------------------------------------------------
               (Address of principal executive offices)


Registrant's telephone number, including area code (480) 949-9500


                       Non Applicable
                       --------------
    (Former name or former address, if changed since last report.)



ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

Tru Dynamics International, Inc. (TDII) recently completed a disposition of all of its travel business operations through two related transactions, the spin-off of Tru Dynamics, Inc. and the sale of the assets and liabilities of Columbus Companies, Inc.

Management of TDII deemed it was in the best interest of the Company to spin-off and dispose of its travel business operations primarily for stock in the Company held by the prior principals of those companies who had earlier exchanged the travel companies for shares in the parent company, TDII. The spin-off transactions also involved assumption of a significant amount of debt by those purchasers and a limited amount of cash consideration. Management had determined that the travel business had not generated adequate revenues to the Company to justify the application of additional resources and managerial time and effort to those subsidiaries and that TDII should focus its attention on the development of its principal health and nutritional supplement business on an international basis.

Collateral to, but as a part of the spin-off of the travel operations, TDII also received an infusion of private placement capital and an operating loan as more particularly described below.

The disposition of Tru Dynamics, Inc. was accomplished through a stock-for-stock exchange in which Jim and Mary
Piccolo exchanged all of their stock in TDII for all of the stock of Tru Dynamics, Inc., assumed all liabilities of Tru
Dynamics, Inc., and made a cash payment of $50,000 to TDII.
The terms of this transaction are more particularly described below.

The disposition of the Columbus Companies, Inc. assets involved the sale of assets primarily for TDII stock, together with the assumption of most debt by the purchasers, and a limited amount of cash.

Specifically, the principal terms of each of the travel business dispositions are described as follows:

  1. Tru Dynamics, Inc. - The Tru Dynamics, Inc. subsidiary was sold to Mr. Jim Piccolo and Ms. Mary Piccolo, the prior owners of this subsidiary, who had earlier contributed it to the corporation for shares. The specific terms of the share exchange were that the Piccolos tendered to TDII 2,271,920 of its shares as treasury stock, or approximately 24.24% of the then issued and outstanding shares of TDII, in exchange for the return by TDII of all of the shares of the Tru Dynamics, Inc. subsidiary, constituting 855,000 shares. In addition, the Piccolos assumed all debts and obligations of the subsidiary. The Piccolos also paid $50,000 in cash as part of the consideration. All stock options and employment obligations of TDII to the Piccolos were also canceled.



2.   Columbus Companies, Inc. - As to the Columbus
Companies, Inc. subsidiary, TDII agreed to sell the assets and liabilities of the subsidiary to the prior owners of this subsidiary who had earlier contributed it to TDII for TDII shares. The sale included all of the assets, both tangible and intangible. The specific terms of this transaction were that 750,000 shares of TDII were returned by the two principal shareholders, constituting all of the issued and outstanding shares held by them. In addition to the return of the shares for assets, the purchasers agreed to assume all debts and obligations of the subsidiary with one exception. The principals also paid the sum of $10,525 for the tangible fixed assets. All stock options and employment obligations to the principals of Columbus
Companies were also canceled.

  In the aggregate, management believes that the combined effect of the two transactions was to reduce the debts and obligations of the Company by approximately $3.3 million; and to receive back 3,021,920 shares of the issued and outstanding stock of the Company, as treasury stock, which should have the effect of increasing the net worth per share to outstanding shareholders.

  In addition to the spin-off of the travel operations, the Company also entered into a collateral funding transaction by which it received a commitment for $348,000 from previously related and accredited investors for the issuance of 2,320,000 shares of restricted common stock; $0.15/share. The Company also received $100,000 loan from the purchasers of the Columbus Companies assets. Management believes that this interim capitalization resulting from the spin-offs was necessary to the Company's ability to continue on an interim basis as a going concern.

  As part of the disposition of the travel operations, the Company accepted the resignation of Mr. Jim Piccolo as a director and president of the corporation. The board now consists of five directors.

  The foregoing transactions were approved by Majority
  Shareholder Consent in accordance with Nevada law. Also, in perceived compliance with Nevada statutory corporate requirements, a copy of this 8-K explaining the transactions and terms of these reorganization matters is being sent to each shareholder of record.

  ITEM 6:  RESIGNATION OF REGISTRANT'S DIRECTORS

  As described in Item 2 above, TDII has gone through a certain reorganization whereby it has spun-off its travel operations. As part of this transaction, Mr. Jim
  Piccolo, who has served as a director and president of the Company, resigned to pursue his private operation of the Tru Dynamics, Inc. subsidiary which was conveyed to him by the Company in exchange for his shares in TDII, as more completely described in Item 2. Mr. Piccolo's resignation was deemed effective as of the completion of the spin-off of Tru Dynamics, Inc., described above. The
  Board of Directors now consists of five directors as follows:

1.   Thomas Vergith
2.   James Solomon
3.   Michael Brent Nelson
4.   Thomas G. Murphy
5.   Edward Todd Heiner

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

In the aggregate, management believes that the spin-off of the travel operations constitutes a disposition of debts and other obligations and liabilities for the Company of approximately $3.3 million and, thereby, increases the net worth of the Company by such amount. Also, the Company acquired back 3,021,920 shares of its presently issued and outstanding common stock. Finally, as part of the reorganization, the Company acquired private placement capital funding of $348,000 and an interim loan of $100,000 as more particularly described in Item 2 above. While management believes that the foregoing constitutes a reasonably accurate description of the financial results of the reorganization transactions, a pro forma unaudited interim financial statement is not yet prepared and will be filed as a supplemental 8-K filing as soon as prepared.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         TRU DYNAMICS INTERNATIONAL, INC.


August 10, 2001               By: /s/ Sonya Lee
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Date                          By: